Exhibit 99.1

News Release

Babcock & Wilcox Reaches Agreement to Sell its Italian and Swedish Businesses

-	B&W to receive approximately $40 Million in cash at closing, subject to customary adjustments and expenses
-	Action aligns with company’s stated strategy to reduce long-term debt and optimize capital structure

(AKRON, Ohio – October 10, 2024) – Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”) (NYSE: BW) announced today it has reached an agreement to sell its Italy-based SPIG S.p.A. (SPIG) group of companies and Sweden-based Babcock & Wilcox Vølund AB formerly known as Götaverken Miljö AB (GMAB) to funds managed by AUCTUS Capital Partners AG, a European private equity firm, for approximately $40 million, subject to customary adjustments and expenses. The deal is expected to close at the end of October and is subject to the satisfaction of customary closing conditions.

“This sale aligns with our previously-announced strategy to divest certain non-core businesses and assets to reduce our debt, improve our balance sheet and increase liquidity,” Kenneth Young, B&W Chairman and Chief Executive Officer, said. “Moving forward, we continue to see steadily increasing global demand for B&W’s core portfolio of technologies that support increased global energy demand from utilities and various industries.”

“We also are continuing to advance our core Thermal, Renewable and Environmental technologies globally. We also continue to invest in our new technologies, including BrightLoop™ and ClimateBright™, and are beginning execution of multiple commercial projects,” Young said. “In addition, we’re supporting U.S. customers with our proven, reliable technologies as demand for coal-to-natural-gas conversions grows in response to the increased need for emissions reductions while maintaining reliable baseload energy generation. We look forward to moving forward with these and other projects to deliver environmentally conscious, technology driven solutions that support the global need for reliable, accessible and affordable energy.”

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the sale of the Italy-based SPIG S.p.A. group of companies and Sweden-based Babcock & Wilcox Vølund AB, formerly known as Götaverken Miljö AB. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Investor Relations	Ryan Cornell
Babcock & Wilcox	Public Relations
704.625.4944	Babcock & Wilcox
investors@babcock.com	330.860.1345
rscornell@babcock.com